Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the EURO STOXX 50® Index due April 5, 2022

Term Sheet to Preliminary Pricing Supplement No. 841 dated March 6, 2017

Summary of terms

Issuer	Wells Fargo & Company
Term	5 years
Market Measure	EURO STOXX 50® Index (the “Index”)
Pricing Date	March 31, 2017*
Issue Date	April 5, 2017*
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 3
Stated Maturity Date	April 5, 2022*
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the calculation day
Capped Value	[200% to 210%] of the original offering price per security ($2,000 to $2,100 per security), to be determined on the pricing date
Threshold Level	80% of the starting level
Participation Rate	175%
Calculation Day	March 29, 2022*
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	2.62%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP	94986R5A5

Investment description

•	Linked to the EURO STOXX 50® Index

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. The payment at maturity will reflect the following terms:

o If the level of the Index increases:

You will receive the original offering price plus 175% participation in the upside performance of the Index, provided that the payment at maturity will not exceed the capped value of $2,000.00 to $2,100.00 per $1,000.00 security (to be determined on the pricing date). As a result of the capped value, the maximum total return at maturity on an investment in the securities will be 100.00% to 110.00%

o If the level of the Index decreases but the decrease is not more than 20%:

You will be repaid the original offering price

o If the level of the Index decreases by more than 20%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 20%

•	Investors may lose up to 80% of the original offering price

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $927.48 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $912.48 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical capped value of 205.00% or $2,050.00 per $1,000 security (the midpoint of the specified range for the capped value), a participation rate of 175% and a threshold level equal to 80% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
6780.40	100.00%	$2,050.00	105.00%	14.88%
6271.87	85.00%	$2,050.00	105.00%	14.88%
5932.85	75.00%	$2,050.00	105.00%	14.88%
5424.32	60.00%	$2,050.00	105.00%	14.88%
5085.30	50.00%	$1,875.00	87.50%	12.97%
4407.26	30.00%	$1,525.00	52.50%	8.62%
4068.24	20.00%	$1,350.00	35.00%	6.09%
3729.22	10.00%	$1,175.00	17.50%	3.25%
3559.71	5.00%	$1,087.50	8.75%	1.68%
3390.20(2)	0.00%	$1,000.00	0.00%	0.00%
3220.69	-5.00%	$1,000.00	0.00%	0.00%
3051.18	-10.00%	$1,000.00	0.00%	0.00%
2881.67	-15.00%	$1,000.00	0.00%	0.00%
2712.16	-20.00%	$1,000.00	0.00%	0.00%
2678.26	-21.00%	$990.00	-1.00%	-0.20%
2542.65	-25.00%	$950.00	-5.00%	-1.02%
1695.10	-50.00%	$700.00	-30.00%	-7.00%
847.55	-75.00%	$450.00	-55.00%	-15.34%

Assumes a hypothetical capped value of 205.00%, or $2,050.00 per security (the midpoint of the specified range of the capped value). Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level, ending level and capped value.

How the redemption amount is calculated

The redemption amount payable at maturity will be determined as follows:

•	If the ending level is greater than the starting level, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 ×	ending level – starting level	× participation rate	; and
starting level

(ii)	the capped value

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the redemption amount will be equal to $1,000

•	If the ending level is less than the threshold level, the redemption amount will be equal to $1,000 minus

$1,000 ×	threshold level – ending level
starting level

If the ending level is less than the threshold level, you will receive less, and possibly 80% less, than the original offering price of your securities at maturity.

EURO STOXX 50® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2007 to March 1, 2017. The closing level on March 1, 2017 was 3390.20. The historical performance of the Index is not an indication of the future performance of the Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 80% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:
•	Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.
•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.
•	The Stated Maturity Date May Be Postponed If The Calculation Date Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
•	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
•	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.
•	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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